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                                                                       Exhibit 8
                                 AMENDMENT NO. 1
                                       TO
                          MANAGEMENT SERVICES AGREEMENT
                            DATED SEPTEMBER 23, 1998

This AMENDMENT (the "Amendment") dated as of September 23, 1998, is entered into by and between Bolle Inc., a Delaware Corporation ("Bolle"), Lumen Technologies, Inc. (f/k/a BEC Group, Inc.), a Delaware Corporation ("Lumen") and Marlin Holdings, Inc. a Delaware Corporation ("Marlin").

                                    RECITALS:

A. Lumen and Bolle are parties to that certain Management Services Agreement dated as of March 11, 1998 (the "Agreement").

B. The parties mutually desire to amend the Agreement on the terms and conditions set forth more fully below.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, receipt of which is acknowledged hereby, the parties agree as follows:

                                   AGREEMENTS:

1. All references to "BEC Group, Inc." and "BEC" are hereby amended and changed to "Marlin Holdings, Inc." and "Marlin", respectively.

2. Section 3.1 of the Agreement is hereby amended to change the monthly fee from "$60,000" to "$50,000" per month.

3. Section 6 of the Agreement is hereby amended in its entirety to read as follows:

         "TERMS. The initial term of this Amendment to the Agreement shall commence as of January 1, 1999 and shall continue through and include the 4th (fourth) anniversary of this date. Thereafter, the term of this Agreement shall automatically continue in full force and effect for succeeding one-year periods unless either Bolle or Marlin shall give notice of termination to the other no later than ninety (90) days prior to the expiration of the initial term, or any renewal term then in effect, as the case may be. The respective rights and obligations of Bolle and Marlin which have accrued hereunder at the time of expiration of this Agreement shall not be affected by such expiration."

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


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
Lumen Technologies, Inc.                    Bolle Inc.                          Marlin Holdings, Inc.


By: /s/ Richard D. Capra                    By: /s/ Gary Kiedaisch              By: /s/ Martin E. Franklin
    _____________________                       ____________________                ______________________
    Richard D. Capra, CEO                       Gary Kiedaisch, CEO                 Martin E. Franklin

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